Exhibit 99.1

Piper Jaffray Companies, 800 Nicollet Mall, Minneapolis, MN 55402-7020

C O N T A C T	Media Relations
Investor Relations	Tunheim Partners
Jennifer A. Olson-Goude	Stephanie Fox
Tel: 612 303-6277	Tel: 952-851-7241
Mark Holterhaus
Tel: 952-851-7231

FOR IMMEDIATE RELEASE
Piper Jaffray Companies Announces Sale of Private Client Services Branch Network to UBS
MINNEAPOLIS — April 11, 2006 — Piper Jaffray Companies (NYSE: PJC) today announced the signing of a definitive agreement to sell its Private Client Services branch network to UBS AG. The sale will include 100 percent of the Piper Jaffray Private Client Services branch network, which consists of more than 800 financial advisors and 550 branch support personnel in approximately 90 retail offices in 17 Midwest, Mountain and Western states.
The consideration includes $500 million in cash for the branch network plus the potential for additional cash consideration of up to $75 million after the sale closes, dependent on business performance. In addition, Piper Jaffray will be paid for the net assets of its branch network at the time of the close, which are expected to be valued at approximately $300 million.
The Private Client Services business offers financial planning and wealth management services for individuals. Piper Jaffray Companies will continue to operate its Capital Markets businesses, which include Corporate and Institutional Services and Public Finance Services.
“This sale will be the culmination of a thoughtful and comprehensive process, during which we concluded that this strategic direction will ensure that each of the business segments will have the necessary resources to achieve sustainable, competitive performance,” said Andrew Duff, chairman and CEO of Piper Jaffray Companies. “This transaction will create the best overall result for our clients, employees and shareholders.”

The sale will position the firm’s heritage business in Private Client Services for future success. “We believe UBS will provide Private Client Services clients with some of the best wealth management services in the world, and will provide our transferred employees with a culture and strategy similar to the one we have at Piper Jaffray,” said Duff.
The transaction will enable Piper Jaffray to focus all of its human and financial capital on one goal—becoming the leading middle-market investment bank. “This is an outstanding opportunity to build on the successful foundation we’ve established in the capital markets,” said Duff.
Piper Jaffray will redeploy capital from the transaction to enhance existing businesses, expand into new businesses that support current strategies, pay down debt, and repurchase common stock.
“We will dedicate the appropriate resources to manage this transition smoothly for our clients as well as for the employees affected by this divestiture,” said Duff. As part of this transaction, Piper Jaffray anticipates a reduction in staff of approximately 350 employees primarily in the Twin Cities, and will provide enhanced severance packages and out-placement services for those affected.
The sale of the Piper Jaffray Private Client Services branch network will result in after-tax proceeds of approximately $510 million and an after-tax book gain of approximately $170 million, net of approximately $55 — 60 million in restructuring charges. Subject to customary regulatory approvals, the sale is expected to close early in the third quarter of 2006.
Investor Conference Call
 Andrew S. Duff, chairman and chief executive officer, and Sandra G. Sponem, chief financial officer, will host a conference call to discuss the transaction on Tuesday, Apr. 11, 2006, at 11 a.m. ET (10 a.m. CT). The call can be accessed by dialing (866) 244-9933, or (706) 758-0864 international, and referring to conference ID 7868273 and the leader’s name, Andrew Duff.

Slides that accompany the call can be accessed at www.pjcinvestorinformation\analystsdeck.com. Callers should dial in at least 15 minutes early to receive instructions. A replay of the conference call will be available beginning at approximately 1 p.m. ET Apr. 11 by calling (800) 642-1687 or (706) 645-9291 international.
About Piper Jaffray Companies
 Piper Jaffray Companies (NYSE: PJC) is a focused securities firm dedicated to delivering superior financial advice, investment products and transaction execution within selected sectors of the financial services marketplace. The company’s Capital Markets business generates revenue through two groups, Corporate and Institutional Services and Public Finance Services. Through its chief operating subsidiary, Piper Jaffray & Co., the firm has served corporations, government and non-profit entities, institutional investors, and the financial advisory needs of private individuals since 1895. Piper Jaffray is headquartered in Minneapolis. For more information about Piper Jaffray, visit us online at www.piperjaffray.com.
Cautionary Note Regarding Forward-Looking Statements
 Statements contained in this press release that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements. Forward-looking statements involve inherent risks and uncertainties, and important factors could cause actual results to differ materially from those anticipated, including the following: (1) the transaction announced in this press release may not be completed, or completed within the expected timeframe; (2) unforeseen difficulties associated with the transaction, including business disruption and loss of personnel, could delay completion of the transaction and/or cause it to be more expensive than anticipated and adversely affect our results of operations and financial condition; (3) the expected benefits of the transaction, including the growth of our Capital Markets business, increased profitability and shareholder returns, may take longer than anticipated to achieve and may not be achieved in their entirety or at all; (4) strategies with respect to the redeployment of transaction proceeds may take longer than anticipated to be realized or may not be achieved in their entirety or at all; (5) following consummation of the transaction we may be subject to increased competitive pressures and experience increased volatility in our financial results; and (6) other factors identified under “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2005, and updated in our subsequent reports filed with the SEC. These reports are available at our Web site at www.piperjaffray.com and at the SEC Web site at www.sec.gov. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update them in light of new information or future events.
Since 1895. Member SIPC and NYSE.
© 2006 Piper Jaffray & Co., 800 Nicollet Mall, Suite 800, Minneapolis, Minnesota 55402-7020
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